Intellectual Property, Asset and License Assignment Agreement

THIS INTELLECTUAL PROPERTY, ASSET AND LICENSE ASSIGNMENT AGREEMENT (this “Agreement”) is made effective as of the 30th day of November, 2026 (the “Execution Date”)

AMONG:

EXICURE, INC., a corporation organized under the laws of the State of Delaware having a business address at 103 Foulk Road, Suite 202, Wilmington, Delaware 19803

(the “Seller”)

AND:

GPCR Therapeutics USA Inc., a corporation organized under the laws of the State of California and having a business address at 930 Brittan AVE. STE 201 San Carlos, CA 94070

(“GPCR USA”)

AND:

GPCRT INC., a corporation organized under the laws of the Republic of Korea and having a business address at 4th Floor, 329 Gangnam-daero, Seocho-gu, Seoul, Republic of Korea

(the “Purchaser”)

WHEREAS:

A.
The Seller is a corporation existing under the laws of the State of Delaware and, through its wholly-owned subsidiary, GPCR USA, is engaged in the development of the GPC-100 (Burixafor) program and related clinical, regulatory and commercialization activities;
B.
Pursuant to a License and Collaboration Agreement dated January 19, 2025 (the “License Agreement”), between GPCR Therapeutics, Inc. (“GPCR”) and the Seller, the Seller holds certain exclusive and non-exclusive rights relating to GPC-100 (Burixafor), related technology and the development and commercialization thereof outside the Republic of Korea;
C.
Following the Seller’s acquisition of GPCR USA pursuant to the Share Purchase Agreement dated January 19, 2025, GPCR USA assumed certain clinical, operational and regulatory responsibilities relating to the GPC‑100 Program, including sponsorship of IND 077253, while the License Agreement remained in effect and between GPCR and the Seller;
D.
The Seller desires to sell, assign and transfer to the Purchaser certain assets, contractual rights, intellectual property rights, data, records, business relationships, goodwill and other assets associated with the GPC-100 program, together with certain related liabilities and obligations, all on the terms and conditions set forth herein;
E.
The Parties (as defined herein) acknowledge that the transactions contemplated herein are intended to facilitate the transfer of the GPC-100 program and related operations, including certain personnel, contracts, know-how, regulatory materials, clinical data and rights arising under the License Agreement, while GPCR USA will be retained as a wholly-owned subsidiary of the Seller following Closing;
F.
The Seller is the owner of, or otherwise possesses the right to transfer or assign, the Purchased Assets (as defined herein), free and clear of all Encumbrances other than those expressly disclosed herein; and
G.
Upon the terms and subject to the conditions set forth in this Agreement, the Seller and GPCR USA have agreed to sell, assign, transfer and convey to the Purchaser the Purchased Assets owned or controlled by each of them, and the Purchaser has agreed to purchase and assume from the Seller and GPCR USA the Purchased Assets and Assumed Liabilities (each as defined herein), such that, immediately following the Closing, the Purchaser shall own all right, title and interest in and to the Purchased Assets and shall assume the Assumed Liabilities, and the Seller and GPCR USA shall retain only the Excluded Assets and Excluded Liabilities.

THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Seller, GPCR USA, and the Purchaser (each, a “Party” and, collectively, the “Parties”) covenant and agree as follows:

Article 1

Interpretation
1.1
Definitions

In this Agreement, the following words and phrases will have the following meanings:

(a)
“Affiliate” means a company that is affiliated with another company as described below. A company is an Affiliate of another company if: (i) one of them is the subsidiary of the other, or (ii) each of them is controlled by the same person. A company is “controlled” by a person if (i) voting securities of the company are held, other than by way of security only, by or for the benefit of that person, and (ii) the voting securities, if voted, entitle the person to elect a majority of the directors of the company. A person beneficially owns securities that are beneficially owned by (i) a company controlled by that person, or (ii) an Affiliate of that person or an Affiliate of any company controlled by that person;
(b)
“Agreement” means this Intellectual Property, Asset and License Assignment Agreement, together with all schedules, exhibits and ancillary documents attached hereto, as it may from time to time be amended or supplemented;
(c)
“Applicable Laws” means, with respect to any Person, any federal, state, local or foreign statutes, laws, ordinances, rules, regulations, orders, judgments, decrees or other binding requirements of any Governmental Body applicable to such Person or its assets, including Applicable Securities Laws;
(d)
“Applicable Securities Laws” means all applicable securities laws, including without limitation the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under such statutes, applicable state securities laws and the applicable rules and requirements of The Nasdaq Stock Market LLC;
(e)
“Assets” means all assets, properties and rights of every kind and nature, whether tangible or intangible (other than Intellectual Property), owned, leased, licensed, controlled or claimed by the Seller or GPCR USA and used or held for use in connection with the GPC-100 Program, wherever located and whether existing now or arising in the future, including without limitation: (i) all equipment, tooling, molds, machinery, prototypes, test equipment and other tangible personal property; (ii) all inventory, samples, raw materials and packaging materials; (iii) all assignable contracts, agreements and arrangements; (iv) all permits and authorizations to the extent transferable under Applicable Law; (v) all books, records, files and data relating to the foregoing; and (vi) all goodwill associated with the foregoing, but excluding, for greater certainty, Intellectual Property, which is addressed separately in this Agreement;
(f)
“Assigned Contracts” means the contracts, agreements, licences, permits, commitments and other arrangements included in the Purchased Assets and identified in Schedule E, including the License Agreement;
(g)
“Assumed Liabilities” means only those liabilities and obligations of the Seller and/or GPCR USA expressly assumed by the Purchaser pursuant to this Agreement and identified in Schedule B;
(h)
“Business” means the development, commercialization, licensing and exploitation of GPC‑100 (Burixafor), including all related clinical, regulatory, intellectual property and commercial activities conducted by the Seller and/or GPCR USA;
(i)
“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required to close in Delaware, New York or Seoul, Republic of Korea;
(j)
“Closing” means the closing of the Transaction pursuant to the terms of this Agreement;
(k)
“Closing Date” means November 30, 2026, or such other date asshall be mutually agreed upon by the Parties;
(l)
“Confidential Information” means any oral, visual or written data or information relating to the Business, the Purchased Assets, the GPC-100 Program, the License Agreement or the Transaction, which is otherwise not publicly available;
(m)
“Encumbrances” means any Lien, pledge, security interest, charge, mortgage, restriction, claim, option, right of first refusal or other adverse interest of any nature whatsoever, whether registered or unregistered;
(n)
“Excluded Assets” means the assets, properties and rights identified in Schedule C together with any asset not expressly included in the Purchased Assets;
(o)
“Excluded Liabilities” means all liabilities and obligations of the Seller or GPCR USA other than the Assumed Liabilities;

(p)
“Execution Date” has the meaning set forth on page of this Agreement;
(q)
“Governmental Body” means: (i) any governing body of any nation, state, province, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, provincial, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iv) any multi-national organization or body, or (v) anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitrator;
(r)
“GPC‑100 Program” means the development, commercialization, regulatory, intellectual property, clinical trial and business activities relating to GPC‑100 (Burixafor), together with all assets, rights, clinical and regulatory data, know-how, records, and contracts primarily relating thereto;
(s)
“GPCR Consent” means any written consent, approval, acknowledgement, waiver, release, election or novation obtained from GPCR in connection with the Transaction, whether or not required under the License Agreement.
(t)
“GPCR USA” has the meaning set forth in Recital A of this Agreement;
(u)
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, slogans, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of, and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, URLs and accounts with Instagram, TikTok, Twitter (X), Facebook and other social media platforms, and the content found thereon and related thereto; (iii) works of authorship, expressions, product claims, recipes, formulas, compositions, flavor systems, designs, packaging concepts and design registrations, whether or not copyrightable, including copyrights, moral rights and any similar author or neighbouring rights, and all registrations, applications for registration and renewals of such rights; (iv) inventions, discoveries, product concepts, improvements, trade secrets, business and technical information and know‑how, manufacturing know‑how, sourcing information, supplier specifications, quality control protocols, test data, stability data, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents, if any (including all reissues, divisionals, provisionals, continuations and continuations‑in‑part, re‑examinations, renewals, substitutions and extensions thereof), patent applications and any other Governmental Body‑issued indicia of invention ownership; (vi) all licences, sublicences and other rights granted to or by the Seller or GPCR USA in respect of any of the foregoing Intellectual Property; all future income, proceeds, royalties and other consideration arising from or attributable to any of the foregoing Intellectual Property or any licences or sublicences thereof; and (vii) all rights to damages, royalties, profits and other remedies arising by reason of the past, present or future infringement, misappropriation or other misuse of any of the foregoing Intellectual Property;
(v)
“License Agreement” has the meaning set forth in Recital B of this Agreement;
(w)
“Lien” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, restriction, assignment, trust or deemed trust, title defect or objection, title retention agreement, option or encumbrance of any nature or kind whatsoever, whether contractual, statutory or otherwise arising, other than: (i) statutory liens for Taxes not yet due and payable, and (ii) such imperfections of title, easements and Encumbrances, if any;
(x)
“Losses” means any losses, damages, liabilities, costs or expenses, including reasonable legal fees, but excluding indirect or punitive damages except to the extent payable to a third party;
(y)
“MOU” has the meaning set forth in Section of this Agreement;
(z)
“Party” and “Parties” have the meaning set forth on page of this Agreement;
(aa)
“Purchase Price” has the meaning set forth in Section 2.1 of this Agreement;
(bb)
“Purchased Assets” means all right, title and interest of the Seller and, to the extent transferable by the Seller, GPCR USA, in and to the GPC‑100 Program, including: (i) the Seller’s rights and interests under the License Agreement; (ii) the Assigned Contracts; (iii) all Intellectual Property used or held for use in connection with the GPC‑100 Program; (iv) all clinical, regulatory, scientific and development data and records relating to the GPC‑100 Program; (v) all goodwill associated with the GPC‑100 Program; (vi) all rights of recovery, claims, causes of action and rights to proceeds relating to the foregoing; and (vii) the assets identified in Schedule A, but excluding the Excluded Assets;
(cc)
“Purchaser” has the meaning set forth on page 1 of this Agreement;
(dd)
“Purchaser Board” means the board of directors of the Purchaser;
(ee)
“Regulatory Approvals” means all approvals, permits, licences, authorizations, registrations, clearances, consents and filings required from any Governmental Body to consummate the Transaction or transfer the Purchased Assets, including any applicable clinical trial, regulatory or data-transfer approvals;
(ff)
“Taxes” means all taxes, duties, levies, imposts, charges, assessments, withholdings and fees of any nature, together with any interest, penalties or additions thereto, imposed by any Governmental Body;
(gg)
“Transaction” means the acquisition by the Purchaser of the Purchased Assets from the Seller and the assumption of the Assumed Liabilities and all other transactions contemplated by this Agreement in order to effect the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities;

(hh)
“Transaction Documents” means this Agreement and all such further documents, agreements and instruments required to be executed or delivered by any Party or any Affiliate thereof to effect the consummation of the acquisition by the Purchaser of the Purchased Assets from the Seller and assumption of the Assumed Liabilities (all of which will be in form and content reasonably satisfactory to each Party) pursuant to the requirements of Applicable Laws, or by any other Governmental Body having jurisdiction, in order to carry out the terms and objectives of this Agreement; and
(ii)
“Transferred Employees” means the employees of the Seller or GPCR USA identified in Schedule G who accept an offer of employment or engagement from the Purchaser effective as of Closing.
1.2
Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)
references to Articles, Sections and Schedules are to articles, sections and schedules of this Agreement;
(b)
the words “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not to any particular provision;
(c)
words importing the singular include the plural and vice versa, and words importing gender include all genders;
(d)
the word “including” is not limiting and means “including without limitation”;
(e)
any reference to a statute includes all regulations made under it and any successor or amended legislation; and
(f)
unless otherwise expressly stated, all references to currency are to United States dollars.
1.3
Schedules

The following are the schedules to this Agreement:

Schedule A — Purchased Assets

Schedule B – Assumed Liabilities

Schedule C – Excluded Assets

Schedule D – Excluded Liabilities

Schedule E – Assigned Contracts

Schedule F – Intellectual Property

Schedule G – Transferred Employees

Article 2

Purchase and Sale
2.1
Purchase and Sale of Purchased Assets

Subject to the terms and conditions of this Agreement and the satisfaction or waiver of the conditions precedent set out herein, the Purchaser irrevocably agrees to acquire the Purchased Assets from the Seller and GPCR USA, and the Seller and GPCR USA irrevocably agree to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser, free and clear of all Encumbrances, on the terms and conditions set forth in this Agreement in consideration for payment of an aggregate purchase price of KRW 6,500,000,000 (the “Purchase Price”), payable in accordance with this Agreement, such that, immediately following the Closing, the Purchaser shall own all right, title and interest in and to the Purchased Assets and the Seller shall retain no right, title or interest therein, other than the Excluded Assets.

Effective as of Closing and subject to the satisfaction or waiver of the conditions precedent set forth in this Agreement:

(a)
the Seller and GPCR USA hereby irrevocably sell, assign, transfer, convey and deliver to the Purchaser all of their respective right, title and interest in and to the Purchased Assets owned or controlled by them, and the Purchaser hereby acquires from the Seller and GPCR USA all of their respective right, title and interest in and to the Purchased Assets, absolutely and for the Purchaser’s sole use and benefit;
(b)
the Seller and GPCR USA hereby irrevocably assign and transfer to the Purchaser all of their respective rights, benefits, claims, remedies and interests included in the Purchased Assets, including the Seller's rights under the License Agreement and the rights of the Seller and GPCR USA under the Assigned Contracts;
(c)
the Purchaser hereby accepts the foregoing assignment and assumes and agrees to perform and discharge all Assumed Liabilities from and after Closing;
(d)
subject to receipt of the GPCR Consent if required under the License Agreement or otherwise necessary to make the transfer effective against GPCR, the Purchaser shall be substituted for the Seller as the licensee and contracting party under the License Agreement from and after Closing; and
(e)
the Seller, GPCR USA, and the Purchaser intend this Agreement itself to effect the sale, assignment, transfer and assumption contemplated herein, without the necessity of entering into any separate general assignment and assumption agreement, except for instruments required to obtain a third-party consent, complete a novation, record an Intellectual Property assignment or otherwise perfect or evidence the transfer of a particular Purchased Asset.
2.2
Purchase Price

The Purchase Price shall be KRW 6,500,000,000, payable by the Purchaser to the Seller as follows:

(a)
a deposit in the amount of KRW 500,000,000 previously paid by the Purchaser to the Seller pursuant to the Memorandum of Understanding dated August 25, 2026 (the “MOU”), receipt of which is hereby acknowledged by the Seller;
(b)
an interim payment in the amount of KRW 2,000,000,000, payable on or before November 16, 2026, or such other date as the Parties may agree in writing; and
(c)
a final payment in the amount of KRW 4,000,000,000, payable at Closing or such other date as may be agreed in writing by the Parties.

For greater certainty, the Purchase Price is payable entirely in cash and no securities of the Purchaser are being issued pursuant to this Agreement.

2.3
Allocation of Purchase Price

The Parties shall cooperate in good faith to allocate the Purchase Price among the Purchased Assets for accounting, tax, financial reporting and other applicable purposes. Such allocation shall be reflected in Schedule A and, to the extent required by Applicable Law, shall be used consistently by the Parties in all filings, reports and tax returns.

2.4
Assumption of Assumed Liabilities

Effective as of Closing, and subject to the economic allocation principles set forth in Section 2.5, the Purchaser hereby assumes and agrees to timely perform, pay and discharge the Assumed Liabilities identified in Schedule B. Except for the Assumed Liabilities, the Purchaser shall not assume, and shall not be deemed to have assumed, any liability or obligation of the Seller or GPCR USA of any nature whatsoever, whether arising before, on or after Closing. All Excluded Liabilities shall remain the sole responsibility of the Seller.

2.5
Economic Allocation of Program Liabilities and Reimbursement

Notwithstanding any other provision of this Agreement, as among the Seller, GPCR USA and the Purchaser:

(a)
all liabilities, obligations, costs and expenses relating to the GPC‑100 Program duly incurred on or before August 31, 2026 shall remain the sole responsibility of the Seller or GPCR USA, as applicable; and
(b)
all liabilities, obligations, costs and expenses relating to the GPC‑100 Program duly incurred on or after September 1, 2026 shall be the sole responsibility of the Purchaser, regardless of when such liability is invoiced, accrued, billed, becomes payable, is paid or is first identified.

For purposes of this Section, liabilities shall be allocated based on when the underlying goods, services, activities, events or obligations giving rise to such liability were incurred and not when payment is demanded or made. The Parties acknowledge that the allocation principles contained in this Section 2.5 govern the economic allocation of liabilities between the Seller, GPCR USA and the Purchaser only and do not, in and of themselves, release the Seller or GPCR USA from liabilities owing to third parties. Any required release, waiver, consent, novation or assumption shall be addressed separately.

Not less than five (5) Business Days before Closing, the Seller shall deliver a statement identifying all GPC‑100 Program liabilities incurred from September 1, 2026 through the proposed Closing Date that have been paid or funded by the Seller or GPCR USA and are allocable to the Purchaser pursuant to this Section 2.5. The Purchaser shall reimburse such amounts in full at Closing.

For Covered Costs as defined in the Supplemental Operating Cost Reimbursement Agreement signed by the Purchaser on October 28, 2026 and by the Seller on October 29, 2026 (the “Reimbursement Supplement”), the Seller shall invoice the Purchaser, and the Purchaser shall pay the Seller directly in U.S. dollars. The Reimbursement Supplement governs eligibility, documentation, the treatment of disputed items, supplemental invoices and credit notes for Covered Costs. No amount shall be recovered more than once.

2.6
Assignment and Novation of Assigned Contracts

Subject to the terms and conditions of this Agreement, effective as of Closing, the Seller hereby assigns to the Purchaser, and the Purchaser hereby accepts and assumes, all of the Seller’s rights, benefits, interests, obligations and liabilities under the Assigned Contracts included in the Assumed Liabilities.

Where the assignment of an Assigned Contract requires the consent, approval, waiver, acknowledgement or novation of any third party, the assignment of that Assigned Contract shall be subject to receipt of the applicable consent, approval, waiver, acknowledgement or novation. To the extent any Assigned Contract cannot be validly assigned without such requirement being satisfied, nothing in this Agreement shall constitute an attempted assignment in violation of that Assigned Contract or Applicable Law.

If any such requirement has not been satisfied at Closing but the applicable condition precedent has been waived by the Purchaser, the Seller and the Purchaser shall cooperate in good faith to obtain the requirement following Closing and, pending receipt, shall use commercially reasonable efforts to provide the Purchaser with the economic benefits and burdens of the applicable Assigned Contract to the extent permitted by Applicable Law. The foregoing shall not require the Seller to incur any material unreimbursed cost, commence litigation or make any payment to a third party unless the Purchaser agrees to reimburse that cost or payment.

2.7
License Agreement

The License Agreement is included in the Assigned Contracts and Purchased Assets. Subject to receipt of the GPCR Consent or otherwise required to effect the intended assignment, assumption, substitution or novation:

(a)
the Seller hereby assigns to the Purchaser all of the Seller’s rights, title, benefits and interests under the License Agreement effective as of Closing;
(b)
the Purchaser hereby accepts such assignment and assumes all obligations and liabilities arising under the License Agreement from and after Closing, together with any additional obligations expressly identified as Assumed Liabilities in Schedule B;
(c)
the Purchaser shall succeed to the position of the Seller under the License Agreement from and after Closing; and

(d)
the Seller shall be released from obligations required to be performed under the License Agreement from and after Closing only to the extent provided in the GPCR Consent or otherwise agreed in writing by GPCR.

For greater certainty, this Agreement does not amend or impair the contractual rights of GPCR, and the allocation of responsibility between the Seller and the Purchaser shall not, by itself, release the Seller from any obligation owed directly to GPCR unless GPCR has expressly agreed to such release.

2.8
Operational Transfers

The Parties acknowledge and agree that no shares or other equity interests of GPCR USA are being transferred pursuant to this Agreement, GPCR USA shall remain a wholly-owned subsidiary of the Seller following Closing, and no shares or other equity interests of GPCR USA form part of the Purchased Assets.

Notwithstanding the foregoing, at Closing, each of the Seller and GPCR USA shall transfer, assign, convey or make available to the Purchaser, to the extent owned or controlled by the Seller or GPCR USA and included in the Purchased Assets, as applicable:

(a)
the Assets and Intellectual Property used or held for use primarily in connection with the GPC‑100 Program;
(b)
the Assigned Contracts to which either the Seller or GPCR USA is a party;
(c)
the clinical, regulatory, scientific, technical and development data and records relating to the GPC‑100 Program;
(d)
the tangible materials, equipment, inventory and supplies identified in Schedule A; and
(e)
the personnel transition cooperation contemplated by Section 6.2.

Each of the Seller and GPCR USA shall execute such documents and take such actions as are reasonably required to give effect to this Section 2.8.

2.9
Tax Matters; Consistent Reporting
(a)
The Parties acknowledge and agree that: (i) the Transaction contemplated by this Agreement is intended to constitute a taxable sale of assets for U.S. federal income tax purposes (unless otherwise required by Applicable Law); and (ii) each Party shall bear its own Taxes arising from the Transaction except as expressly set out herein. To the extent Section 1060 of the U.S. Internal Revenue Code and Treasury Regulations thereunder apply to the Transaction, the Parties shall cooperate in good faith to prepare and file IRS Form 8594 (Asset Acquisition Statement) and shall report the Transaction consistently with such allocation.
(b)
Except as expressly set out in this Agreement, the Purchaser does not assume and shall not be liable for any Taxes of the Seller or GPCR USA arising prior to Closing.

(c)
Each Party acknowledges that it has been advised to obtain, and has had the opportunity to obtain, its own independent tax, accounting and financial advice in connection with the Transaction. Neither Party is relying upon the other Party or the other Party’s legal, tax, accounting or financial advisors with respect to the tax treatment or tax consequences of the Transaction.
2.10
Transfer Taxes

Any transfer taxes, sales taxes, goods and services taxes, value added taxes, documentary taxes, registration fees or similar governmental charges arising directly as a result of the transfer of the Purchased Assets pursuant to this Agreement shall be borne by the Purchaser, excluding any income taxes imposed on the Seller as a result of the Transaction.

2.11
Further Assurances

Following Closing, each Party shall execute and deliver such further documents and instruments and take such further actions as may be reasonably required to vest in the Purchaser good and marketable title to the Purchased Assets and to give effect to the transactions contemplated by this Agreement, including any separate intellectual property assignments, third-party consents, novations, acknowledgements, waivers, releases, employee transition documentation, regulatory filings, recordable instruments, notices or other ancillary instruments reasonably required to complete, evidence or perfect the transfer of the Purchased Assets.

Article 3

CONDITIONS PRECEDENT AND CLOSING
3.1
Mutual Conditions Precedent

The obligations of the Parties to complete the Closing are subject to the satisfaction or, to the extent legally permissible, written waiver by each Party, on or before Closing, of the following conditions:

(a)
the boards of directors of the Seller, GPCR USA, and the Purchaser shall have approved this Agreement, the Transaction and the execution and delivery of the Transaction Documents;
(b)
all Regulatory Approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect;
(c)
the Seller shall have received a duly executed transaction-specific waiver and release agreement from GPCR in form and substance satisfactory to the Seller, in its sole discretion, pursuant to which GPCR shall, amongst other things, waive any right to receive any portion of the Purchase Price or any reimbursement amounts arising solely as a result of the Transaction;
(d)
if required under the License Agreement or otherwise necessary to implement the transactions contemplated hereby, the GPCR Consent shall have been obtained;
(e)
all other material third-party consents, approvals, waivers, acknowledgements and novations required to transfer the Purchased Assets or Assigned Contracts shall have been obtained;

(f)
no Applicable Law, order, injunction, judgment or other legal prohibition shall restrain, prohibit or make illegal the consummation of the Transaction; and
(g)
any approval of the stockholders of the Seller required under Applicable Law, the Seller’s governing documents, Nasdaq requirements or any binding contractual obligation shall have been obtained.
3.2
Conditions for the Benefit of the Purchaser

The obligation of the Purchaser to complete the Closing is subject to the satisfaction or written waiver by the Purchaser, on or before Closing, of the following conditions:

(a)
the representations and warranties of each of the Seller and GPCR USA contained in this Agreement shall be true and correct in all material respects as of the Execution Date and the Closing Date as though made on the Closing Date;
(b)
the Seller shall have performed in all material respects all covenants and obligations required to be performed by it before Closing;
(c)
the Seller and GPCR USA shall have delivered the items required under Section 3.5, as applicable; and
(d)
no event shall have occurred that has had a material adverse effect on the Purchased Assets or GPC‑100 Program, taken as a whole.
3.3
Conditions for the Benefit of the Seller and GPCR USA

The obligation of the Seller and GPCR USA to complete the Closing is subject to the satisfaction or written waiver by the Seller, on or before Closing, of the following conditions:

(a)
the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Execution Date and the Closing Date as though made on the Closing Date;
(b)
the Purchaser shall have performed in all material respects all covenants and obligations required to be performed by it before Closing;
(c)
the Seller and GPCR USA shall have received all amounts payable to them pursuant to this Agreement, including the Purchase Price and any reimbursement amounts payable pursuant to Section 2.5; and
(d)
the Purchaser shall have delivered the items required under Section 3.6.
3.4
Closing

Subject to the terms and conditions of this Agreement, the Closing shall take place at such time and place (including by electronic exchange of documents) as the Seller, GPCR USA, and the Purchaser may mutually agree in writing, or, failing such agreement, by electronic closing, on the Closing Date.

3.5
Seller’s and GPCR USA’s Deliverables at Closing

At or prior to the Closing, the Seller and GPCR USA shall deliver, or cause to be delivered, to the Purchaser the following, in form and substance reasonably satisfactory to the Purchaser:

(a)
evidence reasonably satisfactory to the Purchaser that the sale, assignment, transfer and conveyance of the Purchased Assets contemplated by Article 2 has become effective;
(b)
one or more intellectual property assignments, duly executed by the Seller or GPCR USA, as applicable, solely to the extent required to record, register, perfect or evidence the transfer of any registered or registrable Intellectual Property included in the Purchased Assets;
(c)
to the extent applicable, written waivers of moral rights from any inventors, authors, contractors or contributors affiliated with the Seller or GPCR USA, to the fullest extent permitted under Applicable Law;
(d)
the duly executed GPCR waiver and release agreement described in Section 3.1(c);
(e)
the GPCR Consent, if required pursuant to Section 3.1(d);
(f)
evidence, in form and substance reasonably satisfactory to the Purchaser, that all required third-party consents, approvals and waivers necessary to consummate the Transaction have been obtained;
(g)
a certificate of each of the Seller and GPCR USA, dated the Closing Date and executed by a duly authorized officer thereof, certifying that the respective representations and warranties of the Seller and GPCR USA contained in this Agreement are true and correct in all material respects as of the Closing Date as though made on and as of such date;
(h)
possession or control of, or access to, all tangible embodiments of the Purchased Assets, including formulations, specifications, test data, clinical and regulatory data, development records, documentation, equipment lists and supplier information, to the extent not already delivered;
(i)
copies of all corporate resolutions, approvals and authorizations of the Seller and GPCR USA required to approve the Transaction and the execution and delivery of this Agreement and the Transaction Documents; and
(j)
such other documents or instruments as the Purchaser may reasonably request to consummate the Transaction and give full effect to this Agreement.
3.6
Purchaser’s Deliverables at Closing

At or prior to the Closing, the Purchaser shall deliver, or cause to be delivered, to each of the Seller and GPCR USA the following:

(a)
payment of the Purchase Price (subject to credit for any amounts previously paid pursuant to the MOU), in immediately available funds and in accordance with Article 2;

(b)
evidence of all necessary corporate approvals of the Purchaser authorizing the execution and delivery of this Agreement and the payment of the Purchase Price;
(c)
a certificate of the Purchaser, dated the Closing Date and executed by a duly authorized officer thereof, certifying that the representations and warranties of the Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date as though made on and as of such date;
(d)
all other Transaction Documents required to be executed and delivered by the Purchaser at Closing; and
(e)
such other documents or instruments as the Seller or GPCR USA may reasonably request to evidence or complete the consummation of the Transaction, provided that no separate general assignment and assumption agreement shall be required.
3.7
Further Assurances

From and after the Closing, each of the Parties shall, at the request of the other and without further consideration, execute and deliver such additional documents and instruments, and take such further actions, as may be reasonably necessary or desirable to carry out the intent of this Agreement and to vest in the Purchaser full right, title and interest in and to the Purchased Assets, including the Intellectual Property, the Assigned Contracts and the rights arising under the License Agreement.

3.8
Risk of Loss

All risk of loss, damage or destruction to the Purchased Assets shall remain with the Seller and GPCR USA, as applicable, until the Closing, and shall pass to the Purchaser only upon completion of the Closing.

3.9
No Assumption of Liabilities

Except as expressly set forth in this Agreement or the Assumed Liabilities, the Purchaser shall not assume, and shall not be deemed to have assumed, any liabilities of the Seller or GPCR USA of any kind or nature whatsoever, whether arising before, on or after the Closing. All Excluded Liabilities shall remain the sole responsibility of the Seller.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller and GPCR USA hereby, jointly and severally, represent and warrant to the Purchaser as of the date of this Agreement and as of the Closing Date (as though made again at the Closing) as follows:

4.1
Organization and Authority
(a)
The Seller and GPCR USA are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and each has full power and authority to own its properties and assets and to conduct its business as presently conducted.

(b)
The Seller and GPCR USA each have full right, power and authority to execute and deliver this Agreement and any Transaction Document to which it is a party, and to perform their respective obligations thereunder.
(c)
The execution, delivery and performance of this Agreement and the Transaction Documents by the Seller and GPCR USA, as applicable, have been duly authorized by all necessary action, subject to any stockholder approval expressly required as a condition precedent under Section 3.1(g), and this Agreement constitutes a legal, valid and binding obligation of the Seller and GPCR USA, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
4.2
No Conflict

The execution, delivery and performance by the Seller and GPCR USA of this Agreement and the Transaction Documents, and the consummation of the Transaction, do not and will not:

(a)
violate or conflict with the organizational or governing documents of the Seller or GPCR USA;
(b)
violate or conflict with any Applicable Laws applicable to the Seller, GPCR USA or the Purchased Assets;
(c)
result in the creation of any Encumbrance on the Purchased Assets; or
(d)
except for requirements expressly identified in this Agreement or Schedule E, require any consent, approval, waiver, acknowledgement, notice or novation under any Assigned Contract
4.3
Ownership of Purchased Assets
(a)
The Seller and GPCR USA own, control or otherwise possess, directly or indirectly, the right to transfer, assign or convey their respective Purchased Assets, and have good and marketable title thereto, free and clear of all Encumbrances, except as expressly disclosed in this Agreement.
(b)
Immediately prior to the Closing, to the Seller’s knowledge, the Purchased Assets constitute all of the assets, rights and interests owned or controlled by the Seller and GPCR USA that are necessary to operate the Business as presently conducted.
(c)
Upon Closing, the Purchaser shall acquire good and marketable title to the Purchased Assets, free and clear of all Encumbrances.

4.4
Intellectual Property
(a)
The Seller owns, or has the enforceable right to assign, all Intellectual Property purported to be transferred by it pursuant to this Agreement, and no other Person has any ownership, license or similar right therein, except as expressly disclosed by the Seller to the Purchaser in writing prior to the Execution Date or arising under the License Agreement.
(b)
The Intellectual Property constitutes all intellectual property owned or controlled by the Seller or GPCR USA and necessary to conduct the GPC‑100 Program as currently conducted.
(c)
To the knowledge of the Seller, no Intellectual Property included in the Purchased Assets infringes, misappropriates or otherwise violates the intellectual property or proprietary rights of any third party, and no claim, action or proceeding has been asserted or threatened in writing against the Seller or GPCR USA alleging any such infringement or violation.
(d)
The Seller and GPCR USA have taken commercially reasonable steps to maintain the confidentiality of all trade secrets and confidential know‑how included in the Intellectual Property, including through appropriate contractual protections.
(e)
To the knowledge of the Seller, all inventors, authors, formulators, designers, contractors and other contributors who have contributed to the development of the Intellectual Property owned by the Seller or GPCR USA have validly assigned, or are obligated to assign, all right, title and interest therein to the Seller or GPCR USA, as applicable, and no current or former contributor retains any moral rights or similar rights that would interfere with the use of the Intellectual Property by the Purchaser, to the extent permitted under Applicable Law.
4.5
Assigned Contracts
(a)
The Assigned Contracts constitute all material contracts owned or controlled by the Seller or GPCR USA and relating primarily to the GPC‑100 Program.
(b)
Except as disclosed in Schedule E, to the Seller's knowledge, each Assigned Contract is in full force and effect and constitutes a valid and binding obligation of the Seller or GPCR USA, as applicable, and, to the knowledge of the Seller, each other party thereto.
(c)
Neither the Seller nor GPCR USA nor, to the Seller’s knowledge, any other party to an Assigned Contract is in material default thereunder.
(d)
To the Seller’s knowledge, Schedule E identifies all consent, notice, approval, waiver, novation or other third-party requirement necessary to assign, transfer or otherwise convey each Assigned Contract to the Purchaser.

4.6
Tangible Assets and Equipment

To the extent any tangible assets, equipment or tooling form part of the Purchased Assets, such assets are in good operating condition, ordinary wear and tear excepted, and are sufficient for the continued operation of the GPC‑100 Program as presently conducted.

4.7
Compliance with Laws

The Seller and GPCR USA have complied in all material respects with all Applicable Laws with respect to the ownership and use of the Purchased Assets and the conduct of the GPC‑100 Program.

4.8
Proceedings

Except as disclosed in writing to the Purchaser, there is no claim, action, arbitration, investigation or proceeding pending or, to the knowledge of the Seller, threatened against the Seller or GPCR USA that relates to the Purchased Assets or that would reasonably be expected to impair the ability of the Seller to consummate the Transaction.

4.9
Employees
(a)
Schedule G contains a complete and accurate list of the Transferred Employees.
(b)
Except as disclosed in writing to the Purchaser, there is no pending or threatened claim relating to the employment or engagement of any Transferred Employee that would reasonably be expected to materially impair the value of the Purchased Assets or the operation of the GPC‑100 Program.
4.10
No Other Representations

Except for the representations and warranties expressly set forth in this Agreement, neither the Seller nor GPCR USA makes any representation or warranty, express or implied, with respect to the Purchased Assets, the Assumed Liabilities, the GPC‑100 Program or the Transaction.

4.11
Survival

The representations and warranties of the Seller and GPCR USA under this Article 4 will survive the Closing for a period of two (2) years.

Article 5

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date (as though made again at the Closing) as follows:

5.1
Organization and Authority
(a)
The Purchaser is duly incorporated, validly existing and in good standing under the laws of the Republic of Korea and has full corporate power and authority to own its properties and assets and to conduct its business as presently conducted.

(b)
The Purchaser has full right, power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder.
(c)
The execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser, and the consummation of the Transaction, have been duly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
5.2
No Conflict

The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents, and the consummation of the Transaction, do not and will not:

(a)
violate or conflict with the organizational or governing documents of the Purchaser;
(b)
violate or conflict with any Applicable Laws applicable to the Purchaser; or
(c)
require any consent, authorization or approval of any Governmental Body, except for such consents, authorizations or approvals as have been obtained or will be obtained prior to Closing.
5.3
Financial Capability

The Purchaser has, and will have at Closing, sufficient funds available to pay the Purchase Price and perform its obligations under this Agreement.

5.4
Assumed Liabilities

The Purchaser acknowledges and agrees that, as of Closing, it shall assume the Assumed Liabilities and perform, when due, all obligations expressly assumed by it pursuant to this Agreement.

5.5
Independent Investigation

The Purchaser acknowledges that it has conducted such investigation of the Purchased Assets, the GPC‑100 Program and the Transaction as it has deemed necessary and appropriate and is entering into this Agreement based upon its own investigation, analysis and evaluation of the Purchased Assets and the Transaction.

5.6
No Additional Representations

Except for the representations and warranties expressly set forth in this Agreement, the Purchaser acknowledges that neither the Seller nor any of its representatives has made any representation or warranty, express or implied, regarding the Purchased Assets, the GPC‑100 Program, GPCR USA, the License Agreement or the Transaction.

5.7
Survival

The representations and warranties of the Purchaser in this Article 5 will survive for a period of two (2) years from the Closing Date.

Article 6

COVENANTS AND INDEMNIFICATION
6.1
Conduct Pending Closing

From the date of this Agreement until the Closing, the Seller and GPCR USA shall use commercially reasonable efforts to preserve the Purchased Assets and shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld):

(a)
sell, license, transfer, encumber or otherwise dispose of any portion of the Purchased Assets;
(b)
grant any new rights or licenses to any third party in respect of the Intellectual Property;
(c)
take any action which would reasonably be expected to materially impair the value of the Purchased Assets;
(d)
amend, modify, waive, terminate or assign the License Agreement or any Assigned Contract, except in the ordinary course of business or as expressly contemplated by this Agreement;
(e)
enter into any agreement or commitment that would constitute an Assigned Contract if entered into prior to the date hereof, except in the ordinary course of business; or
(f)
take any action that would reasonably be expected to materially delay, impair or prevent the consummation of the Transaction.
6.2
Transferred Employees

Before Closing, the Purchaser shall offer employment or engagement to each employee identified in Schedule G on terms determined by the Purchaser, subject to Applicable Law. The Seller shall, and shall cause GPCR USA to, reasonably cooperate with the Purchaser in facilitating such offers and the orderly transition of each Transferred Employee who accepts an offer.

The transfer or contemplated transfer of any employee shall not constitute an assignment of employment by operation of this Agreement. The Purchaser shall be responsible for all compensation, benefits and employment-related liabilities relating to each Transferred Employee arising from and after the date such person commences employment or engagement with the Purchaser. The Seller or GPCR USA, as applicable, shall remain responsible for compensation, benefits and employment-related liabilities accrued before such date, except as expressly identified as an Assumed Liability in Schedule B, as applicable.

6.3
Regulatory and Operational Transition

The Seller shall, and shall cause GPCR USA to, reasonably cooperate with the Purchaser in transitioning the GPC‑100 Program, including the transfer or provision of access to clinical data, regulatory submissions and correspondence, development records, safety information, vendor information, physical materials and other Purchased Assets.

To the extent a Regulatory Approval, permit, filing or authorization cannot be transferred at Closing, the Parties shall cooperate in good faith to obtain a replacement or effect an orderly transition, provided that neither the Seller nor GPCR USA shall be required to incur any material unreimbursed cost or retain ongoing operational responsibility following Closing unless expressly agreed in writing.

6.4
Confidentiality

Each Party agrees to keep confidential the terms of this Agreement and all Confidential Information, except to the extent disclosure is required by Applicable Law, securities exchange requirements, Nasdaq requirements or U.S. Securities and Exchange Commission requirements, or to such Party’s legal, accounting, tax or financial advisors who are bound by confidentiality obligations.

6.5
Survival

The representations and warranties of the Seller and the Purchaser contained in this Agreement shall survive the Closing for a period of two (2) years following the Closing Date, except for:

(a)
representations relating to title, ownership of Intellectual Property and authority, which shall survive indefinitely; and
(b)
fraud, which shall survive without limitation.
6.6
Indemnification by the Seller

From and after the Closing, the Seller and GPCR USA shall jointly and severally indemnify, defend and hold harmless the Purchaser and its directors, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses arising out of or resulting from:

(a)
any breach or inaccuracy of any representation or warranty of the Seller or GPCR USA contained in this Agreement;
(b)
any breach of any covenant or agreement of the Seller or GPCR USA contained in this Agreement;
(c)
any claim by a third party that any Purchased Asset contributed by the Seller or GPCR USA, as applicable, infringes or misappropriates the intellectual property or proprietary rights of such third party;
(d)
any Excluded Liability; or

(e)
any liability or obligation of the Seller or GPCR USA that is not expressly assumed by the Purchaser pursuant to this Agreement.
6.7
Indemnification by the Purchaser

From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller and GPCR USA and its respective representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from:

(a)
any breach or inaccuracy of any representation or warranty of the Purchaser contained in this Agreement;
(b)
any breach of any covenant or agreement of the Purchaser contained in this Agreement; or
(c)
any Assumed Liability.
6.8
Indemnification Procedures
(a)
Any Party seeking indemnification under this Article 6 (the “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim giving rise to indemnification; provided that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent materially prejudiced thereby.
(b)
The Indemnifying Party shall have the right to assume control of the defense of any third‑party claim, provided that the Indemnifying Party conducts such defense diligently and in good faith.
(c)
The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of any third‑party claim, at the expense of the Indemnifying Party.
(d)
The Indemnifying Party shall not settle any third‑party claim without the prior written consent of the Indemnified Party if such settlement would impose any liability or obligation on the Indemnified Party other than the payment of money fully indemnified hereunder.
6.9
Limitations on Liability

Except in the case of fraud or willful misconduct:

(a)
the aggregate liability of the Seller and GPCR USA, collectively, for indemnification under this Agreement shall not exceed the Purchase Price; and
(b)
neither the Seller nor GPCR USA shall be liable for Losses unless and until the aggregate amount of such Losses exceeds US$100,000, after which point the Seller shall be liable only for Losses in excess of such amount.

6.10
Exclusive Remedy

Except in the case of fraud, the indemnification provisions set forth in this Article 6 shall constitute the sole and exclusive remedy of the Parties with respect to any breach or inaccuracy of the representations, warranties, covenants or agreements contained in this Agreement, provided that nothing in this Article 6 shall limit the right of a Party to seek specific performance, injunctive relief or other equitable remedies in accordance with this Agreement.

Article 7

GENERAL
7.1
Expenses

Except as otherwise expressly set out herein, each Party shall bear its own fees and expenses incurred in connection with the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby.

7.2
Assignment

No Party may assign any of its respective rights under this Agreement without the prior consent of each of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of each of the Parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns, as applicable.

7.3
Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:

If to the Purchaser:

GPCRt INC.
4th Floor, 329 Gangnam-daero
Seocho-gu, Seoul, Republic of Korea
Attention: Sungchan Jeon
Email: jeonsungchan0124@gmail.com

With a copy to (which will not constitute notice):

HAESOL
329, Gangnam-daero,

Seocho-gu, Seoul, Republic of Korea
Attention: SEONGYONG KIM
Email: sykim@haesola.com

If to the Seller or GPCR USA:

Exicure, Inc.
103 Foulk Road, Suite 202
Wilmington, Delaware 19803
Attention: Jung Soo Kim;
Email: swing@exicuretx.com

With a copy to (which will not constitute notice):

Cozen O’Connor LLP
Bentall 5, 550 Burrard Street, Suite 2501
Vancouver, British Columbia, V6C 2B5
Attention: Alex Farkas
Email: AFarkas@cozen.com

Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was sent if received on or before 5:00 p.m. at the recipient's location on such day; otherwise it shall be deemed to have been received by 9:00 a.m. on the next Business Day.

Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting; but if at the time of posting or between the time of posting and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

7.4
Independent Legal Advice

The Parties acknowledge and agree that Cozen O’Connor LLP (“Cozen O’Connor”) has acted as legal counsel to the Seller and GPCR USA, and not to any other Party, and that Cozen O’Connor has not been engaged to protect the rights and interests of any other Party. The Purchaser acknowledges and agrees that it has been advised and has had adequate opportunity to seek independent legal, tax and financial advice with respect to the subject matter of this Agreement and for the purpose of ensuring its rights and interests are protected. The Purchaser represents and warrants to the Seller and Cozen O’Connor that it has sought independent legal, tax and financial advice or has consciously chosen not to do so with full knowledge of the risks associated with not obtaining such advice.

7.5
Governing Law; Venue

This Agreement, the legal relations between the Parties, all matters relating hereto or arising herefrom, and the adjudication and the enforcement thereof, will be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware, and the federal laws of the United States of America applicable therein, without regard to applicable choice of law provisions thereof. The Parties agree that any action, suit or proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby will be brought in a suitable court located in the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such court.

7.6
Severability

If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect, and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

7.7
Entire Agreement

This Agreement, the schedules attached hereto, and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and expressly supersede and terminate all prior offers, arrangements and understandings, both written and oral, expressed or implied, with respect thereto, including the MOU, except for the historical payment of the deposit referred to in Section 2.2(a). and any rights or obligations under the MOU expressly stated herein to continue following the Execution Date.

7.8
Further Assurances

The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances, as may be necessary to give full effect to the provisions and intent of this Agreement.

7.9
Enurement

This Agreement and each of the terms and provisions hereof will enure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns, as applicable.

7.10
Amendment

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid or binding upon the Parties hereto unless such alteration, amendment, modification or interpretation is in a form executed by the Purchaser, GPCR USA, and the Seller.

7.11
Schedules

The schedules attached hereto are incorporated herein and expressly intended to be part of this Agreement.

7.12
Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which will together constitute one and the same instrument, and delivery of an executed copy of this Agreement by email transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Execution Date.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the Execution Date.

EXICURE, INC.

Per:
Authorized Signatory

GPCR THERAPEUTICS USA INC.

Per:
Authorized Signatory

GPCRT INC.

Per:
Authorized Signatory

A-1

Schedule A

PURCHASED ASSETS

Subject to the terms and conditions of this Agreement, the Purchased Assets include all right, title and interest of the Seller and, to the extent transferable by the Seller, GPCR USA, in and to the following assets, properties and rights relating primarily to the GPC‑100 Program:

1.
All rights, benefits, claims, remedies and interests of the Seller under the License Agreement, subject to its terms and receipt of the GPCR Consent if required.
2.
All Assigned Contracts identified in Schedule E.
3.
All Intellectual Property identified in Schedule F and all other Intellectual Property owned or controlled by the Seller or GPCR USA and used or held for use primarily in connection with the GPC‑100 Program.
4.
All clinical, non-clinical, pre-clinical, scientific, technical and development data, reports, results, analyses, protocols, investigator materials, safety information, adverse event information and supporting records relating to the GPC‑100 Program, including but not limited to, clinical, non-clinical and development data of the GPC-100 Program (including Phase 2 study GPC-100-001 data and the Clinical Study Report).
5.
All regulatory submissions, applications, correspondence, filings, approvals, permits, registrations, authorizations and regulatory records relating to the GPC‑100 Program, including but not limited to IND 077253 and related regulatory submissions and FDA correspondence, in each case to the extent transferable under Applicable Law.
6.
All physical materials relating to the GPC‑100 Program, including drug substance, drug product, reference standards, biological materials, samples, inventory, supplies, prototypes, laboratory materials and related documentation, in each case to the extent owned or controlled by the Seller or GPCR USA, including but not limited to:

Item	Asset	Category	Qty
1.	GMP-grade clinical drug product vials held at Catalent Pharma Solutions LLC.	Inventory & Samples	1000
2.	Clinical biological samples: Phase 2 study GPC-100-001 (serum 1,083 vials / 746.04 mL; plasma 802 vials / 638.86 mL; PBMC 168 vials / 4,730.42 million cells + 4.40 mL; cell pellet 1 vial / 0.10 mL).	Inventory & Samples	2,054
3.	Drug product stability samples at Alcami (program GPKO2600): GPC102 lot 11038-3-10 — 35 (25/60 chamber) + 54 (5°C) = 89; GPC103 lot ENG2129 — 73 (25/60) + 41 (5°C) = 114; GPC104 lot B220250 — 29 (25/60, pending disposition); GPC101 lot 11038-3-2 — none remaining	Inventory & Samples	232
4.	Nonclinical toxicity-study samples and patient samples from trials conducted by TaiGen, held at EPL Pathology Archives (paper and	Inventory & Samples	[N/A]

B-2

e-data, blocks and slides, and wet tissue per EPL quotation dated March 23, 2021)
5.	GPC-100 API (drug substance) held at STA Pharmaceutical Hong Kong Limited (WuXi), STA CZ manufacturing site — batch CR-C210308021-FPFF22001	Inventory & Samples	6.17 kg
7.
All equipment, computers, laboratory equipment, machinery, tools, furniture and other tangible personal property identified below or otherwise used primarily in connection with the GPC‑100 Program:

Item	Asset	Category	Qty
1.	Computer (held at StorQuest)	Equipment — computer	1
2.	Computer (held at Devki Sukhtankar)	Equipment — computer	1
3.	Computer (held at Pina Cardarelli)	Equipment — computer	1
4.	Computer (held at Devki Sukhtankar)	Equipment — computer	1
5.	Furniture (held at MBC Biolabs office 201)	Equipment — furniture	1
6.	Aurora 41 Channel Sys (held at AbThrex)	Equipment — scientific	1
7.	Beckman Allegra 6R Refrigerated Benchtop Centrifuge (held at StorQuest)	Equipment — scientific	1
8.	BioTek ELx405UV Select Microplate Washer (held at StorQuest)	Equipment — scientific	1
9.	IBRIGHT CL1500 IMAGING SYSTEM (held at AbThrex)	Equipment — scientific	1
10.	MESO QuickPlex SQ 120MM Reader (held at StorQuest)	Equipment — scientific	1
11.	AKTA pure 25 L (held at AbThrex)	Equipment — scientific	1
12.	LEICA DMi1 microscope (held at StorQuest)	Equipment — scientific	1
13.	VARIOSKAN plate reader (held at StorQuest)	Equipment — scientific	1
14.	Agilent 1260 Infinity II HPLC (held at StorQuest)	Equipment — scientific	1
15.	Eppendorf 5415R centrifuge (held at StorQuest)	Equipment — scientific	1
16.	Applied Biosystems QuantStudio 5 RT-PCR system (held at StorQuest)	Equipment — scientific	1
17.	VWR-124B2 precision scale (held at StorQuest)	Equipment — scientific	1
18.	BioRad T100 thermal cycler (held at StorQuest)	Equipment — scientific	1
19.	Abaxis VetScan HM5 hematology analyzer (held at StorQuest)	Equipment — scientific	1
20.	Business personal property (per San Mateo County 2026 property tax)	Equipment	1
8.
All books, records, files, databases, correspondence, documentation, vendor information and other materials relating primarily to the GPC‑100 Program, excluding records the Seller is required by Applicable Law to retain, copies of which may be delivered to the Purchaser subject to Applicable Law.
9.
All goodwill associated with the GPC‑100 Program and Purchased Assets.

B-3

10.
All transferable rights of recovery, claims, causes of action, rights to proceeds and remedies relating to the Purchased Assets, other than those arising from matters occurring before Closing that are expressly retained as Excluded Assets.
11.
The following additional assets:

Item	Asset	Category	Qty
1.	Security deposit: MBC Biolabs At 930 LP (US$4,638.00 under the MBC BioLabs Lease Agreement)	Deposit	N/A

B-4

ALLOCATION SCHEDULE

Description of Purchased Asset	Allocation of Purchase Price (%)
Rights, benefits, claims, remedies and interests of the Seller under the License Agreement	90%
Intellectual Property	0%
Goodwill	0%
Assigned Contracts and all other Purchased Assets not listed above	10%

Schedule B

ASSUMED LIABILITIES

Subject to the September 1, 2026 economic allocation set forth in Section 2.5, the Purchaser shall assume and perform the following liabilities and obligations:

1.
All executory obligations required to be performed under the License Agreement from and after Closing, subject to the terms of the GPCR Consent if required, including but not limited to:

Item	Liability	Counterparty	Contractual Obligor
1.	Future milestone payments #2–#7	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
2.	Royalties of 10% on net sales of products containing GPC-100	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
3.	Patent prosecution cost reimbursement to GPCR Korea: 100% of GPC-100 and 50% of Combination Method out-of-pocket costs, invoiced quarterly (post-Sep 1, 2026 costs)	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
4.	Development diligence: start first dosing of first patient in a new clinical trial by end of 2026	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
5.	General obligations to GPCR Korea after closing (steering committee participation, development updates, notice of milestones, confidentiality, commercially reasonable efforts)	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
6.	Contingent consideration booked at 6/30/2026	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
2.
All executory obligations required to be performed under the Assigned Contracts from and after Closing, including but not limited to:

Item	Liability	Counterparty	Contractual Obligor
1.	Ongoing sample/drug storage, testing and equipment storage fees from Sep 1, 2026 (paid: Catalent US$215.25 on Oct 24, 2026; StorQuest monthly rent included in credit card charges)	Catalent; Precision for Medicine, EPL Pathology Archives, and StorQuest	GPCR USA
2.	Clinical trial agreement obligations after Sep 1, 2026 (site close-out, record retention, sponsor obligations under clinical trial agreements)	Clinical Sites, Medpace	GPCR USA

B-2

3.	Office rent: September 2026 (US$2,319.00 paid Sep 1, 2026) and mandatory safety training (US$362.00 paid Sep 15, 2026)	MBC Biolabs	GPCR USA
4.	Office rent: October 2026 (US$2,319.00 paid Oct 1, 2026; further US$2,319.00 scheduled Oct 31, 2026, service period to be confirmed)	MBC Biolabs	GPCR USA
5.	QuickBooks subscription (September 2026: US$234.50 paid Sep 30, 2026)	Intuit (QuickBooks)	GPCR USA
6.	Benefits admin service fee and health insurance premiums (September 2026: US$70.00 and US$1,783.37; October 2026: US$70.00 and US$1,783.37)	Thatch	GPCR USA
7.	EPL Pathology Archives: quarterly storage charges, Sep 1 – Nov 30, 2026 (US$1,375.00, Inv. 461601 dated Sep 9, 2026, paid Oct 5, 2026)	EPL Pathology Archives LLC	GPCR USA
8.	Il Yong Ahn Accountancy: monthly accounting fee, September 2026 (US$1,050.00 paid Sep 2, 2026) and October 2026 (US$1,050.00 paid Oct 5, 2026)	Il Yong Ahn Accountancy Corp	GPCR USA
9.	Continued storage of stability samples through July 2027 and proposed 60-month stability extension	Alcami Corporation	GPCR USA
10.	Audit support	Il Yong Ahn Accountancy Corp	GPCR USA
11.	Workers compensation insurance premium (October 2026: US$73.55 paid Oct 13, 2026)	Hartford	GPCR USA
12.	Company credit card charges incurred from Sep 1, 2026 (September 2026 balance US$1,072.40 paid Oct 23, 2026)	JPMorgan Chase	GPCR USA

3.
The following specifically identified liabilities arising before Closing:

Item	Liability	Counterparty	Contractual Obligor
1.	Accrued vacation (PTO) of transferring GPCR USA employees	Employees	GPCR USA
4.
All compensation, benefits and employment-related liabilities relating to the Transferred Employees arising from and after the date each applicable Transferred Employee commences employment or engagement with the Purchaser, including but not limited to:

B-3

Item	Liability	Counterparty	Contractual Obligor
1.	Payroll and benefits of transferring GPCR USA employees	Employees	GPCR USA
2.	Payroll: net pay, 9/21 payroll (pay period 9/1–9/15): US$12,484.35 deposited Sep 15, 2026	Employees (via QuickBooks Payroll)	GPCR USA
3.	Payroll taxes: 9/21 payroll (pay period 9/1–9/15): US$5,462.24 withdrawn Sep 15, 2026	IRS & EDD	GPCR USA
4.	401(k) contributions: 9/21 payroll (pay period 9/1–9/15): US$2,228.91 remitted Sep 24, 2026	Matrix Trust Co	GPCR USA
5.	Payroll: net pay, 10/5 payroll (pay period 9/16–9/30): US$12,313.73 deposited Sep 29, 2026	Employees (via QuickBooks Payroll)	GPCR USA
6.	Payroll taxes: 10/5 payroll (pay period 9/16–9/30): US$5,414.10 withdrawn Sep 29, 2026	IRS & EDD	GPCR USA
7.	401(k) contributions: 10/5 payroll: US$2,447.66 remitted Oct 7, 2026	Matrix Trust Co	GPCR USA
8.	401(k) reimbursement to a transferring employee for 9/5–10/5: US$1,242.00 paid Oct 9, 2026	Employee	GPCR USA
9.	Payroll: net pay, 10/20 payroll: US$18,231.91 deposited Oct 14, 2026	Employees (via QuickBooks Payroll)	GPCR USA
10.	Payroll taxes: 10/20 payroll: US$9,203.01 withdrawn Oct 14, 2026	IRS & EDD	GPCR USA
11.	401(k) contributions: 10/20 payroll: US$4,227.90 remitted Oct 22, 2026	Matrix Trust Co	GPCR USA
12.	Payroll: net pay, 10/28 payroll (scheduled): US$18,831.91	Employees (via QuickBooks Payroll)	GPCR USA
13.	Payroll taxes: 10/28 payroll (scheduled): US$9,453.01	IRS & EDD	GPCR USA
14.	401(k) plan service charges: US$181.00 (Sep 9, 2026) and US$173.00 (Oct 13, 2026)	Matrix Trust Co	GPCR USA
5.
All liabilities arising from the ownership, operation, development, commercialization or exploitation of the Purchased Assets or GPC‑100 Program from and after Closing.

C-1

Schedule C

EXCLUDED ASSETS

The Excluded Assets include:

1.
All cash, cash equivalents, bank accounts, securities and investments of the Seller and GPCR USA, other than amounts expressly included in the Purchased Assets.
2.
All shares, equity interests, organizational records, seals, minute books and other corporate records of GPCR USA.
3.
The Seller’s and GPCR USA’s tax returns, tax records and rights to tax refunds relating to periods ending on or before Closing.
4.
All insurance policies and rights thereunder, except to the extent expressly assigned and transferable, including but not limited to:

Item	Policy
1.

Workers’ Compensation Policy No. 57 WEC BZ3DTT, policy period January 21, 2026 to January 21, 2027, issued by Hartford Casualty Insurance Company (The Hartford) to GPCR USA (broker: JMP Insurance Services LLC).

2.

Business Owner’s Policy No. 57 SBA BB8KV9, policy period June 12, 2026 to June 12, 2027, issued by Hartford Underwriters Insurance Company (The Hartford) to GPCR USA, as amended by Policy Change No. 001 effective July 7, 2026 (broker: JMP Insurance Services LLC).

3.	Rights relating to the 2026 San Mateo County property tax of US$6,685.48 paid by GPCR USA on August 26, 2026.
5.
All rights arising under this Agreement and the Transaction Documents, including the right to receive the Purchase Price.
6.
All personnel, payroll and benefit records that the Seller or GPCR USA is required by Applicable Law to retain, provided that copies relating to Transferred Employees may be provided to the Purchaser where lawful.
7.
All assets relating to the Seller’s public-company status, corporate existence, governance, securities, stockholders, Nasdaq listing and SEC reporting obligations.
8.
All assets used or held for use in any business or strategic initiative of the Seller or GPCR USA other than the GPC‑100 Program.
9.
All claims and causes of action relating exclusively to Excluded Assets or Excluded Liabilities.
10.
The following additional assets:

None identified.

D-1

Schedule D

EXCLUDED LIABILITIES

Subject to the September 1, 2026 economic allocation set forth in Section 2.5, the following liabilities shall remain liabilities of the Seller or GPCR USA, as applicable:

1.
All liabilities for Taxes of the Seller or GPCR USA relating to periods ending on or before Closing or arising from the Transaction, except transfer Taxes expressly allocated to the Purchaser under Section 2.10.
2.
All liabilities relating to the corporate existence, governance, capitalization, securities, stockholders, Nasdaq listing or SEC reporting obligations of the Seller.
3.
All liabilities relating to Excluded Assets.
4.
All liabilities arising from any breach, default, violation of Applicable Law, negligence, fraud or willful misconduct of the Seller or GPCR USA occurring before Closing.
5.
All employment, compensation, benefit, severance, termination, payroll and similar liabilities relating to periods before a Transferred Employee commences employment or engagement with the Purchaser, except as expressly identified in Schedule B, including but not limited to:

Item	Liability	Counterparty	Contractual Obligor
1.	August payroll: 8/20 paychecks and 8/31 deposit (paid)	Employees / IRS & EDD / Matrix Trust Co	GPCR USA
2.	401(k) contributions: 9/4 payroll (US$1,660.16 paid 9/9)	Matrix Trust Co	GPCR USA
3.	401(k) reimbursement to a transferring employee (paid)	GPCR USA	GPCR USA
6.
All indebtedness, accounts payable, accrued expenses, contingent consideration, milestone obligations, royalties and other monetary liabilities arising before Closing, except as expressly identified in Schedule B, including but not limited to:

Item	Liability	Counterparty	Contractual Obligor
1.	Medpace: unpaid CRO fees for Phase 2 trial GPC-100-001 US$ 644,383.49	Medpace Inc.	GPCR USA
2.	Dren Bio, Inc: unpaid sublease rent, late charges and interest (Dec 2024–Apr 2026):	Dren Bio Inc.	GPCR USA

B-2

US$782,897.71 open at Sep 30, 2026
3.

Precision for Medicine: storage/logistics and lab project management billed before Sep 1, 2026 (US$706.00 open at Aug 31, 2026, paid Sep 2, 2026) and for August 2026 (Inv. FR34689, US$706.00, paid Sep 29, 2026)

		Precision for Medicine Inc	GPCR USA
4.	Catalent Pharma Solutions: August 2026 storage fee (US$215.25 open at Aug 31, 2026, paid Sep 21, 2026)	Catalent Pharma Solutions LLC	GPCR USA
5.	Company credit cards: balances at 8/31 (paid US$1,996.72 on Sep 8, 2026 (card 1222) and US$18,713.49 on Sep 24, 2026 (card 7730, Tandem travel included))	JPMorgan Chase	GPCR USA
6.	GPC100 Patent Cost: GPCR invoice for Feb–Nov 2025 patent costs	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
7.	Patent costs claimed by GPCR Korea for Dec 2025 – Jul 2026,	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
8.	Milestone #1: completion of ongoing Phase 2 clinical trial (NCT05561751)	GPCR Therapeutics, Inc. (GPCR Korea)	Exicure, Inc.
7.
All liabilities relating to litigation, claims, investigations or proceedings arising from facts, circumstances or conduct occurring before Closing, except as expressly identified in Schedule B.
8.
All liabilities arising under contracts that are not Assigned Contracts.
9.
The following additional liabilities:

None identified.

E-1

Schedule E

ASSIGNED CONTRACTS

The Assigned Contracts include the following contracts, together with all amendments, schedules, exhibits, side letters and ancillary agreements relating thereto:

1.
License and Collaboration Agreement dated January 19, 2025 between GPCR Therapeutics, Inc. and Exicure, Inc.

§11.1: assignment by Exicure without GPCR's prior written consent is void, except (i) to an Affiliate or (ii) in a sale of all or substantially all Exicure assets pertaining to the LCA / merger where Exicure's pre-deal stockholders continue as shareholders of the acquirer. §11.2: assignee must expressly assume in writing. §2.2.1: sublicense needs GPCR written consent. §4.3.2: on sale/assignment to a third party GPCR may elect (a) a share of License Income — 50% if before first dosing in a new trial (current stage) — in place of milestones/royalties, or (b) continued milestones and royalties. Governing law Singapore; ICC arbitration (§12.3)

2.
Master Services Agreement dated March 28, 2022 between GPCR Therapeutics, Inc. and MedPace Inc., as amended on February 5, 2024, and by Task Orders dated September 1, 2022 and April 1, 2022
3.
Clinical Trial Agreement – GPC-100-001 Site 101 dated November 17, 2022 between University of Massachusetts Chan Medical School and Medpace Clinical Research, LLC, as amended on August 2, 2023 and August 28, 2024.
4.
Clinical Trial Agreement – GPC-100-001 Site 104 dated May 31, 2023 between Memorial Sloan-Kettering Cancer Center and Medpace Clinical Research, LLC, as amended on August 24, 2023 and August 22, 2024.
5.
Clinical Trial Agreement – GPC-100-001 Site 105 dated March 31, 2023 between Hackensack University Medical Center / Regional Cancer Care Associates and Medpace Clinical Research, LLC, as amended on May 4, 2023 and April 16, 2024.
6.
Clinical Trial Agreement for GPC-100-001 Site 109 (the Cleveland Clinic Foundation), dated July 6, 2023, as amended on April 29, 2024.
7.
Clinical Trial Agreement – GPC-100-001 Site 110 dated October 27, 2023 between The Regents of the University of California, on behalf of its San Diego campus, and GPCR Therapeutics, Inc., as amended by Amendment No. 1, effective as of April 18, 2024 and executed on March 20, 2025.
8.
Clinical Trial Agreement – GPC-100-001 Site 111 dated July 13, 2023 between the University of Florida Board of Trustees and Medpace Clinical Research, LLC, as amended on May 22, 2024 and October 23, 2024.
9.
Clinical Trial Agreement – GPC-100-001 Site 114 dated February 27, 2024 between the University of Texas M.D. Anderson Cancer Center and Medpace Clinical Research, LLC, as amended on September 13, 2024.

10.
Clinical Trial Agreement – GPC-100-001 Site 115 dated January 18, 2024 between Franciscan Alliance, Inc. d/b/a Franciscan Health Indianapolis and Medpace Clinical Research, LLC, as amended on August 22, 2024.
11.
Proposal #041822-54432 dated July 19, 2022 between GPCR Therapeutics, Inc. and Precision for Medicine, Inc., as amended by Change Order #1 effective April 12, 2023, Change Order #2 effective January 3, 2024, Change Order #3 effective May 15, 2024 and Change Order #4 effective October 27, 2025 (Change Order #4 names GPCR Therapeutics USA, Inc. as Client).
12.
Master Services Agreement dated April 19, 2021 between GPCR Therapeutics, Inc. and STA Pharmaceutical Hong Kong Limited (WuXi), with Work Order for Project GPCR-20210308 (quotation dated April 23, 2021), Change Order #01 dated June 15, 2021, Change Order #02 dated March 8, 2022 and Change Order #03 dated April 28, 2023 (storage of 6.17 kg GPC-100 API at the STA CZ site at US$200 per month from November 2022).
13.
Clinical storage quotation QTE-9273760 (signed) between GPCR and Catalent Pharma Solutions LLC (Philadelphia site), as implemented by Catalent Change Control Record No. 1091728 (opened August 25, 2025; implemented October 8, 2025; customer final approval signed November 17, 2025) transferring the GPC-100-001 clinical supplies (GPC-100 50 mg lyophilized vials and propranolol HCl 10 mg tablets) from the Medpace contract to GPCR; interim storage fee of US$215.25 per month paid by GPCR USA.
14.
Master Services Agreement dated April 19, 2021 among GPCR Therapeutics, Inc., its affiliates, and EPL Pathology Archives LLC.
15.
Pharmaceutical Quality Agreement dated October 18, 2021 between GPCR Therapeutics, Inc. and Alcami Corporation.
16.
Self-Storage Rental Agreement dated May 7, 2026 between GPCR Therapeutics USA, Inc. and William Warren Properties Inc., as agent for StorQuest (unit 3057, 1703 E. Bayshore Road, Redwood City; month-to-month; monthly rent US$326.00 plus insurance US$16.00 from September 7, 2026).
17.
Consulting Agreement dated February 3, 2023 between GPCR Therapeutics, Inc. and Biologics Consulting Group, Inc. (initial term to February 3, 2025, automatically renewing).
18.
Professional Services Agreement dated November 20, 2025 between GPCR Therapeutics USA, Inc. and Black Diamond Networks, LLC, with Assignment Schedule (Exhibit A) dated November 21, 2025 (one-year term, automatically renewing).
19.
Consulting and Confidentiality Agreement dated May 26, 2021 between GPCR Therapeutics, Inc. and SAV Pharma Consulting LLC (one-year term, automatically renewing).
20.
Consulting Agreement dated August 5, 2022 between GPCR Therapeutics, Inc. and Unicorn Pharma Consulting of Tampa, LLC.

21.
MBC BioLabs Lease Agreement dated June 18, 2026 between GPCR Therapeutics USA, Inc. and MBC BioLabs @930, LP (term July 1, 2026 to June 30, 2027, automatically renewing; base rent US$2,319.00 per month; security deposit US$4,638.00).
22.
Accounting services engagement letter dated January 31, 2023 (acknowledged February 1, 2023) between GPCR USA and Il Yong Ahn Accountancy Corp. (monthly accounting fee US$1,050.00).
23.
Individual Coverage Health Reimbursement Arrangement Plan Adoption Agreement, plan effective January 1, 2026 (prior plan year 2025), between GPCR USA and Thatch Health, Inc. (together with its affiliates, including Thatch Health Insurance Services LLC).
24.
401(k) plan documents between GPCR USA and Vestwell (successor to Guideline): Guideline Non-Standardized Defined Contribution Pre-Approved Plan Adoption Agreement effective January 1, 2022, as amended and restated effective January 1, 2026; Vestwell Trust Company Custodial Services Agreement dated June 11, 2026; contributions remitted to Matrix Trust Co as custodian.
25.
Workers’ Compensation Policy No. 57 WEC BZ3DTT (policy period January 21, 2026 to January 21, 2027, Hartford Casualty Insurance Company) and Business Owner’s Policy No. 57 SBA BB8KV9 (policy period June 12, 2026 to June 12, 2027, Hartford Underwriters Insurance Company, as amended effective July 7, 2026) between GPCR USA and The Hartford.

F-1

Schedule F

INTELLECTUAL PROPERTY

The Intellectual Property included in the Purchased Assets consists of the following Intellectual Property owned or controlled by the Seller or GPCR USA and used or held for use primarily in connection with the GPC‑100 Program:

1.
All rights and licences granted to the Seller under the License Agreement, subject to its terms and the GPCR Consent if required, including but not limited to:

Item	IP Type	Name	Description	Registration No./Status	Record Owner(s)
1.	Patent	GPC-100 Compound	Exclusive license in territory (worldwide except Korea)

US 8,372,849; US 9,023,834; US 9,375,406; EP 2268635 (validated in ~35 countries); JP 5661607, 6581654, 6844870; CN 101565404; others per Exhibit A.1; pending: CN 201580023441.6, CN 202311449008.1, EP 15846698.7, KR 10-2023-7034758, HK 17113974.4

GPCR Therapeutics, Inc.
2.	Patent	Combination Method	Non-exclusive license to develop/commercialize products in territory	US 10,709,763; US 11,857,600; TW I818938; JP 7517986; AU 2018388302 (allowed); pending incl. US 17/233,359, US 17/609,777, PCT/US2023/024983, PCT/IB2024/055558	GPCR Therapeutics, Inc.
2.
All inventions, discoveries, improvements, developments, methods, protocols, know-how, trade secrets, confidential technical information and proprietary materials developed or acquired by or on behalf of the Seller or GPCR USA in connection with the GPC‑100 Program, to the extent owned or transferable, including but not limited to:

Item	IP Type	Name	Description	Registration No./Status	Record Owner(s)
1.	Data/ Know-How	GPC-100 Clinical and Regulatory Data and Associated Know-How	Clinical, development data and related know-how concerning the GPC-100 Program, to the extent owned by or transferable by the Seller, subject to the License Agreement.	Unregistered data and know-how; associated FDA IND No. 077253. Phase 2 clinical study completed.	GPCR USA

B-2

3.
All clinical data, regulatory data, scientific data, test results, analyses, study reports, protocols, investigator materials and development information relating to the GPC‑100 Program, to the extent such materials constitute Intellectual Property.
4.
All registrations and applications owned by the Seller or GPCR USA relating to the GPC‑100 Program.
5.
All rights to prosecute, maintain, enforce and defend the foregoing, together with all transferable claims and rights of recovery for past, present and future infringement, misappropriation or other violation, in each case solely to the extent such rights are held by and transferable by the Seller under the License Agreement and applicable law.

For greater certainty, Intellectual Property owned by GPCR and licensed to the Seller under the License Agreement is transferred only to the extent of the Seller’s transferable rights under the License Agreement and remains subject to the terms thereof.

G-1

Schedule G

TRANSFERRED EMPLOYEES

The employees intended to transition to the Purchaser in connection with the Transaction are:

Name	Employing Entity	Current Title and	Principal Work Location
Josephine M. Cardarelli	GPCR Therapeutics USA Inc.	CEO, GPCR USA	Redwood City, CA
Seulki Kim	GPCR Therapeutics USA Inc.	COO, GPCR USA	Redwood City, CA
Devki D. Sukhtankar	GPCR Therapeutics USA Inc.	Head of Preclinical Research and Translational Medicine	Redwood City, CA